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                                                                   EXHIBIT 23.2

                               WALD & INGLE, P.C.
                          Certified Public Accountants

200 High Street                                               TEL (617) 439-0600
Boston, MA 02110                                              FAX (617) 439-7080



Jaco Electronics, Inc.
Attn: Jeff Gash
145 Oser Avenue
Hauppauge, NY 11788

Re:  Interface Electronics Corp.
     Consent of Independent Certified Public Accountants

We have issued our reports dated March 9, 1999, accompanying the financial statements of Interface Electronics Corp. contained in the Registration Statement and Prospectus of Jaco Electronics, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Wald & Ingle, P.C.

/s/ Wald & Ingle, P.C.
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Boston, MA

November 13, 2000